As filed with the Securities and Exchange Commission on February 17, 2006
                           Registration No. 333-128658


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                          FILED PURSUANT TO RULE 462(D)
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                        NELNET STUDENT LOAN FUNDING, LLC
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                                     75-2997993
    -----------------------                             ----------
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                    Identification No.)


     121 S. 13th Street, Suite 201, Lincoln, Nebraska 68508, (402) 458-2303
     ----------------------------------------------------------------------
               (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)


                        Jeffrey Noordhoek, Vice President
                        Nelnet Student Loan Funding, LLC
     121 S. 13th Street, Suite 201, Lincoln, Nebraska 68508, (402) 458-3072
     ----------------------------------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)


                              --------------------

                                   COPIES TO:

                            Thomas H. Duncan, Esq.
                            Ballard Spahr Andrews & Ingersoll, LLP
                            1225 Seventeenth Street, Suite 2300
                            Denver, Colorado  80202
                           (303) 292-2400

Approximate date of commencement of proposed sale to the public: From time to time after filing this Post-Effective Amendment No. 1.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Form S-3 (File No. 333-128658) is filed pursuant to Rule 462(d) under the Securities Act of 1933 to file the consent of KPMG Deutsche Treuhand - Gesellschaft Aktiengesellschaft Wirtschaftsprufungesellschaft as Exhibit 23.3 to such registration statement.

                                     PART II
                    INFORMATION NOT REQUIRED IN A PROSPECTUS

        The following exhibit is filed with this Post-Effective Amendment No. 1 to Form S-3:

        23.3 Consent of KPMG Deutsche Treuhand - Gesellschaft Aktiengesellschaft Wirtschaftsprufungesellschaft dated February 16, 2006

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on February 17, 2006.

                                      NELNET STUDENT LOAN FUNDING, LLC,
                                      a Delaware limited liability company

                                      By:   Nelnet Student Loan Funding
                                      Management Corporation, as manager

                                      By:                               *
                                          -------------------------------
                                            Michael S. Dunlap, President


        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                     Title                       Date
           ---------                     -----                       ----

                            *
-----------------------------     Principal Executive          February 17, 2006
Michael S. Dunlap                 Officer(1)


/s/ Jeffrey R. Noordhoek
-----------------------------     Director(2)                  February 17, 2006
Jeffrey R. Noordhoek

                            *
-----------------------------     Principal Financial Officer, February 17, 2006
James D. Kruger                   Principal Accounting
                                  Officer and Director(3)

                            *
-----------------------------     Director(2)                  February 17, 2006
Mark Whitehead

                            *
-----------------------------     Director(2)                  February 17, 2006
Terry J. Heimes

                            *
-----------------------------     Director(2)                  February 17, 2006
Del Cochran



/s/ Jeffrey R. Noordhoek
-----------------------------
* By Jeffrey R. Noordhoek, Attorney-in-Fact


-----------------
(1) Mr. Dunlap has signed this registration statement in his capacity as principal executive officer of Nelnet Student Loan Funding Management Corporation, manager of Nelnet Student Loan Funding, LLC.

(2) Messrs. Noordhoek, Heimes, Whitehead and Cochran have signed this registration statement in their capacity as directors of Nelnet Student Loan Funding Management Corporation, manager of Nelnet Student Loan Funding, LLC.

(3) Mr. Kruger has signed this registration statement in his capacity as principal financial officer, principal accounting officer and director of Nelnet Student Loan Funding Management Corporation, manager of Nelnet Student Loan Funding, LLC.

                                  EXHIBIT INDEX

 23.3 Consent of KPMG Deutsche Treuhand - Gesellschaft Aktiengesellschaft Wirtschaftsprufungesellschaft